EXHIBIT 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made and entered into as of May 15, 2020, by and among HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation (“HFC”), HAVERTYS CREDIT SERVICES, INC., a Tennessee corporation  (“HCS” and, together with HFC, each, a “Borrower” and, collectively, the “Borrowers”), the financial institutions party hereto as lenders (the “Lend-ers”), and TRUIST BANK (successor by merger to SunTrust Bank), in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as issuing bank (the “Issuing Bank”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Credit Agreement, dated as of September 1, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of March 31, 2016, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of September 27, 2019, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers;
WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement and waive certain Events of Default, and subject to the terms and conditions hereof, the Lenders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:
1.	Amendments.
a. Section 1.1 of the Credit Agreement is amended by deleting the definition of  “Excluded Net Cash Proceeds” in its entirety and inserting the following definition in lieu thereof:
“‘Excluded Net Cash Proceeds’ shall mean (i) any Net Cash Proceeds from the sale of Inventory in the ordinary course of business, (ii) all condemnation and casualty proceeds and proceeds from business interruption insurance policies payable to any Borrower with respect to any of its assets, other than Collateral, to the extent such Borrower is required to turn over such proceeds to its landlord or lender under the Havertacq Lease or any documents relating to any Permitted Real Estate Financing or Sale-Leaseback Transaction permitted under Section 8.10, (iii) Net Cash Proceeds from the sale of assets, other than Collateral, to the extent such Net Cash Proceeds are required to be repaid pursuant to a Permitted Real Estate Financing, (iv) the Net Cash Proceeds from the 2020 Sale-Leaseback Transaction and (v) the Net Cash Proceeds from the sale of that certain real property consisting of approximately 16.41 acres located on the northeast corner of Exchange Circle, Coppell, Texas 75019, and related rights, privileges, appurtenances and licenses in any way related to such real property, for an aggregate purchase price that is expected to be approximately $5,200,000.”

b. Section 1.1 of the Credit Agreement is amended by adding the following definition in appropriate alphabetical order:
“‘2020 Sale-Leaseback Transaction’ shall mean the Sale-Leaseback Transaction with respect to the Borrowers’ properties located at 770 Gateway Blvd, Coppell, TX 75019, 7100 Havertys Way, Lakeland, FL 33805 and 1720 Port Walthall, Colonial Hts, VA 23834, for an aggregate sale price of approximately $70,000,000.”
c. Section 7.1 of the Credit Agreement is amended by replacing subsection (b) thereof in its entirety with the following:
“(b) Within forty-five (45) days (or, solely in the case of the fiscal quarters ended June 30, 2020, September 30, 2020 and December 31, 2020, such later date as the Borrowers are permitted to report their quarterly financial statements to the Securities and Exchange Commission, giving effect to the Releases issued by the Securities and Exchange Commission in response to the potential effects of the coronavirus disease 2019, not to exceed ninety (90) days) after the last day of each fiscal quarter in each fiscal year of the Borrowers, the balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related statement of income and related statement of cash flows for such fiscal quarter, which financial statements shall set forth in comparative form (i) such figures as at the end of such fiscal quarter during the previous fiscal year and for such fiscal quarter during the previous fiscal year and (ii) as contained in the Borrowers’ and their Subsidiaries’ projections and forecast delivered to the Administrative Agent pursuant to Section 7.5(d) for such periods, all of which shall be on a consolidated basis with the other Credit Parties and shall be certified by an Authorized Signatory of the Administrative Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Credit Parties, as at the end of such period and the results of operations for such period, subject only to normal year-end adjustments and lack of footnotes.”
d. Section 8.1 of the Credit Agreement is amended by replacing subsection (f) thereof in its entirety with the following:
“(f) Permitted Real Estate Financing and Indebtedness arising under Sale-Leaseback Transactions permitted under Section 8.10; provided that the sum of (1) the aggregate purchase price of all properties sold and leased back after the Second Amendment Date in Sale-Leaseback Transactions permitted under Section 8.10 (excluding the 2020 Sale-Leaseback Transaction), plus (2) the aggregate outstanding principal amount of Permitted Real Estate Financing incurred after the Second Amendment Date, plus (3) the Net Real Estate Exchange Value incurred after the Second Amendment Date does not exceed $100,000,000 in the aggregate;”
e. Section 8.7(j) of the Credit Agreement is amended by adding the following proviso at the end thereof:
“; provided that any store temporarily closed by the Borrowers for up to one hundred twenty (120) days during the period from March 15, 2020 through December 31, 2020 shall be deemed to have been open for purposes of the foregoing covenant.”

f. Section 8.10 of the Credit Agreement is amended by replacing such Section in its entirety with the following:
“Section 8.10 Sales and Leasebacks.  No Credit Party shall, or shall permit any Subsidiary of a Credit Party to, enter into any arrangement, directly or indirectly, with any third party whereby such Credit Party or such Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Credit Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Credit Party or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred (each such transaction, a “Sale-Leaseback Transaction”); provided that the Borrowers may engage in (x) Sale-Leaseback Transactions so long as the sum of (1) the aggregate purchase price of all properties sold and leased back after the Second Amendment Date in such Sale-Leaseback Transactions (excluding the 2020 Sale-Leaseback Transaction), plus (2) the aggregate outstanding principal amount of Permitted Real Estate Financing incurred after the Second Amendment Date, plus (3) the Net Real Estate Exchange Value incurred after the Second Amendment Date does not exceed $100,000,000 in the aggregate and (y) the 2020 Sale-Leaseback Transaction.”
g. All references to “Second Amendment Date” contained in the following Sections of the Credit Agreement are hereby amended by replacing such references with “Third Amendment Date”: Section 5.1(u) (Solvency), Section 5.1(dd) (OFAC) and Section 6.23 (Intellectual Property Pledge).
2. Waiver of Events of Default.  The Administrative Agent and the Lenders hereby waive any Default or Event of Default that may have occurred under Sections 9.1(c) of the Credit Agreement as a result of any temporary store closures prior to the date of this Amendment to the extent such stores would be deemed open under Section 8.7(j) of the Credit Agreement after giving effect to this Amendment (including, without limitation, any Default or Event of Default that otherwise would have resulted from a breach of any representation or warranty given or deemed given as if no such store closures had occurred).
3. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrowers shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of costs and expenses incurred in connection with this Amendment or the Credit Agreement to the extent required under Section 11.2 of the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent to the extent invoiced) and (ii) executed counterparts to this Amendment from the Borrowers, each of the Guarantors (if any) and the Lenders.
4. Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent:
(a) Each of the Borrowers and each of its Subsidiaries (i) is duly orga-nized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) -has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;
(b)    The execution, delivery and performance by each Credit Party of this Amendment, the Credit Agreement, as amended hereby, and the other Loan Documents to which it is a party are within such Credit Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member action;

(c) The execution, delivery and performance by the Borrowers of this Amendment, and by each Credit Party of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to either of the Borrowers or any of such Borrower’s Subsidiaries or any judgment, order or ruling of any Governmental Authority and (iii) will not result in or require the creation or imposition of any Lien upon or with any Credit Party except Permitted Liens;
(d) This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general;
(e) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof. Without limiting the foregoing, the Credit Parties have complied with the requirements of (i) Section 7.6(a) of the Credit Agreement, (ii) Section 6.06 of the Security Agreement and (iii) Section 6.09(f) of the Security Agreement;
(f) Since the Second Amendment Date, no Credit Party or any Subsidiary of any Credit Party has (i) formed or acquired any direct or indirect Subsidiary or (ii) opened or acquired any deposit account, disbursement account or security account other than any Excluded Account; and
(g) There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective properties that could reasonably be expected to have a Material Adverse Effect, except as disclosed in the 10K filed by the Borrowers with the Securities and Exchange Commission on March 5, 2020.
5. Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.
6. Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.
7. No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8. Costs and Expenses.  The Borrowers agree to pay on demand all reasonable, out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.
9. Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
10. Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
11. Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotia-tions or agreements, whether written or oral, with respect thereto.
12. Reaffirmations and Acknowledgments.

(a) Reaffirmation.  Each Borrower ratifies and confirms the terms of the Credit Agreement as amended hereby and all promissory notes issued thereunder.  Each Borrower acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrowers to the Lenders or any other obligation of the Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrowers, the Credit Agreement (i) is and shall continue to be a primary obligation of the Borrowers, and (ii) is and shall continue to be in full force and effect in accordance with its terms.

(b) Acknowledgment of Perfection of Security Interest. Each Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrowers, by their respective authorized officers as of the day and year first above written.

BORROWERS:

HAVERTY FURNITURE COMPANIES, INC.

By: /s/ Richard B. Hare
 Name:  Richard Hare
Title:  Executive Vice President and
           Chief Financial Officer

HAVERTYS CREDIT SERVICES, INC.

By: /s/ Richard B. Hare
Name:  Richard Hare
 Title:  President

TRUIST BANK (successor by merger to SunTrust Bank), as Administrative Agent, as Issuing Bank and as Lender

By: /s/ Stephen D. Metts
Name: Stephen D. Metts
Title:  Director